SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.  1  )

                             Triathlon Broadcasting
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   89589P304
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89589P304                   13G                    Page 2  of 12 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley,  Dean  Witter,  Discover  &  Co.
          IRS  #  39-314-5972


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             325,703
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       325,703
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          325,703

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.30%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89589P304                   13G                    Page 3  of 12 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Dean Witter InterCapital Inc.
          IRS # 13-3680016

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             325,703**
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       325,703**
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          325,70**

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.30%**

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     **Includes 242,000 shares, representing approximately 7.66% of the class, held by Dean Witter Convertible Securities Fund

CUSIP No. 89589P304                 13G                    Page 4  of 12  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Dean Witter Convertible Securities Fund
          IRS #13-3288295
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             242,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       242,000
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          242,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.66%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IV


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89589P304                 13G                    Page  5  of 12  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Van Kampen American Capital Asset Management, Inc.
          IRS #  13-5130700

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                0.00%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

               IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 89589P304                   13G                   Page 6  of  12 Pages





Item 1.     (a)   Name of Issuer:
                  Triathlon Broadcasting
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  Symphony Towers
                  750 B Street
                  Suite 1920
                  San Diego, CA 92101
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  (a)  Morgan Stanley, Dean Witter, Discover & Co.
                  (b)  Dean Witter InterCapital Inc.
                  (c)  Dean Witter Convertible Securities Fund
                  (d)  Van Kampen American Capital Asset Management,  Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  (a)  1585 Broadway
                       New  York, New  York  10036

                  (b)  Two World Trade Center
                       New  York, New  York  10048

                  (c)  Two World Trade Center
                       New  York, New  York  10048

                  (d)  One Parkview Plaza
                       Oakbrook Terrace, IL 60181
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           89589P304
                               -------------------------------------------------

Item 3.           (a)  Morgan Stanley, Dean Witter, Discover & Co. is (e) an
                       Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                  (b) Dean Witter InterCapital Inc.is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                  (c) Dean Witter Special Value Fund is (d) an investment company registered under Section 8 of the Investment Company Act of 1940.

                  (d)  Van  Kampen  American   Capital Asset  Management,  Inc.
                       is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 89589P304                    13-G                 Page 7  of  12 Pages



Item 4.     Ownership.

               Incorporated by reference to Items (5) - (9) and (11) of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class.
               (a)  Inapplicable

               (b)  Inapplicable

               (c)  Inapplicable

               (d) As of the date hereof, Van Kampen American Capital Asset Management Incorporated has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


               Accounts managed on a discretionary basis by Dean Witter InterCapital Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. With the exception of the Dean Witter Convertible Securities Fund, no such account holds more than 5 percent of the class.

               (d)  Inapplicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 89589P304                   13-G                   Page 8 of  12 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 13, 1998


Signature:  /s/ Bruce Bromberg
            -----------------------------------------------------------------

Name/Title  Bruce Bromberg / Vice President Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

Date:       February 13, 1998


Signature:  /s/ Barry Fink
            -----------------------------------------------------------------

Name/Title  Barry Fink / Senior Vice President Dean Witter InterCapital Inc.
            -----------------------------------------------------------------
            DEAN WITTER INTERCAPITAL INC.

Date:       February 13, 1998


Signature:  /s/ Barry Fink
            -----------------------------------------------------------------

Name/Title  Barry Fink / Senior Vice President Dean Witter InterCapital Inc.
            -----------------------------------------------------------------
            DEAN WITTER CONVERTIBLE SECURITIES FUND

Date:       February 13, 1998


Signature:  /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan / Vice President Morgan Stanley Asset Management Inc.
            -----------------------------------------------------------------
            VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC.

                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----
EXHIBIT 1       Agreement to Make a Joint Filing                      9

EXHIBIT 2       Secretary's Certificate Authorizing Bruce Bromberg    10
                to Sign on behalf of Morgan Stanley, Dean Witter,
                Discover and Co.

EXHIBIT 3       Secretary's Certificate Authorizing Donald P. Ryan    11 & 12
                to Sign on behalf of Van Kampen American Capital
                Asset Management Incorporated

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)